Exhibit 99.1

STOCKERYALE ANNOUNCES FOURTH QUARTER AND 2006 FINANCIAL RESULTS

Reports Record Revenue and Gross Profit and Narrower Operating Loss

Recent Acquisition and Operational Improvements Expected to Contribute to Continued

Revenue Growth, Improved Margins and EBITDA Positive in 2007

Salem, N.H. — February 15, 2007 — StockerYale, Inc. (Nasdaq: STKR), a leading designer and manufacturer of structured light lasers, LED modules and specialty optical fibers for industrial OEMs, today announced its financial results for the fourth quarter and year ended December 31, 2006. All 2005 and 2006 numbers have been adjusted for discontinued operations and the 2006 numbers include financial results from the date of acquisition of Photonic Products Ltd. on October 31, 2006. The reported results are subject to the completion of the annual audit by our independent registered public accountants.

Annual Financial Review

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Revenues from continuing operations for the year ended December 31, 2006 increased 20% from $16.2 million to $19.4 million, including $1.7 million of revenues from Photonic Products. For the year, gross margin improved to 35% from 30% in the prior year due to improved product mix from divestitures and acquisition.

•

Operating expenses increased 2% to $10.4 million from $10.2 million in 2005, net of non-cash asset impairment charges of $1.4 million in 2005, mainly from accretive operating expenses of Photonic Products ($0.5 million) and a $0.3 million increase relating to the adoption of FAS 123(R). Research & development expenditures represented 14% of revenues.

•	Operating loss declined 33% to $3.6 million from $5.3 million in 2005, net of asset impairment charges.
•	EBITDA loss declined 70% to $0.9 million for 2006 compared to $2.9 million in 2005.
•	2006 net loss decreased significantly to $5.1 million or $0.17 per share from $11.9 million or $0.46 per share for 2005.

2006 Business Highlights

•

Completed the acquisition of privately held Photonic Products Ltd. a well-known provider of laser diode modules and laser diodes for industrial, medical and scientific markets for $9.4 million in cash, stock and bonds on October 31, 2006. This strategic acquisition significantly broadened StockerYale’s product portfolio of laser modules.

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Introduced the Flat-Top[2] Generator, a laser beam shaping module that converts a standard Gaussian beam into a focused, collimated, or diverging flat-top profile that will satisfy diverse application requirements in areas such as bio-detection, night vision, and optical character recognition (OCR). The Flat-Top² Generator is compatible with lasers that emit at UV, visible, and near-IR wavelengths and allows for seamless integration with the Company’s world-renowned Lasiris™ lasers.

•

Signed a two-year, sole-source supply agreement with NxtPhase T&D, to supply a series of specialty optical fibers and fiber-based components optimized for use with the NxtPhase line of Optical Current and Voltage Sensors that are changing the way high-voltage electricity is managed.

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Announced availability of ultra small form factor fibers with specialty coating. These products are facilitating new applications within the industry, with initial emphasis on products for cardiology, angioplasty and medical sensing devices.

•	Introduced the SpecBright™ family of LED (light-emitting diode) modules, targeting the expanding machine vision, security, UV curing and biomedical markets.

Fourth Quarter 2006 Financial Results

Net revenues from continuing operations, increased 45% to a record $5.9 million for the fourth quarter 2006 compared to the $4.1 million reported in the fourth quarter of 2005. Laser and associated diode revenues increased 67% to $4.1 million from $2.5 million in the fourth quarter of 2005, primarily due to $1.7 million of revenues from Photonic Products. LED revenues increased 60% and optical component revenues, mainly specialty optical fiber, grew 13%. Gross profit increased 118% from $0.8 million reported in the fourth quarter of 2005 to a record $1.8 million, including $0.7 million from the Photonic Products acquisition, while gross margin increased from 21% to 31%. Operating expenses increased by 4%, or $0.1 million to $2.7 million excluding non-cash charges relating to asset impairment and amortization of intangible assets. Operating loss declined 49% from $1.9 million to $0.9 million, excluding non-cash asset impairment and amortization expense. EBITDA loss declined 70% to $0.3 million in the fourth quarter 2006 compared to $1.1 million in the same period of 2005. Net loss for fourth quarter 2006 decreased significantly to $1.6 million or $0.05 per share compared with $5.6 million or $0.20 per share for the fourth quarter of 2005.

2006 Financial Results

Revenues from continuing operations for the year ended December 31, 2006 increased 20% from $16.2 million to $19.4 million, including $1.7 million of revenues from Photonic Products. Sales growth was led by specialty optical fiber (34%) and LED (29%). Gross profit increased 39% to $6.8 million during 2006 from $4.9 million in 2005. Gross margin improved to 35% from 30%. Operating expenses increased 2% to $10.4 million from $10.2 million in 2005, net of non-cash asset impairment charges of $0.8 million in 2005, mainly from accretive operating expenses of Photonic Products ($0.5 million) and a $0.3 million increase relating to the adoption of FAS 123(R). Operating expenses included approximately $115,000 non-recurring expenses associated with the acquisition of Photonic Products. Operating loss declined 33% to $3.6 million from $5.3 million in 2005, net of the asset impairment charges. EBITDA loss declined 69% to $0.9 million for 2006 compared to $2.9 million in 2005. Net loss for 2006 decreased significantly to $5.1 million or $0.17 per share from $11.9 million or $0.40 per share for 2005.

Had Photonic Products’ full-year financial information been included in the Company’s results for the year ended December 31, 2006, pro forma consolidated revenues would have been approximately $27.0 million and EBITDA would have been approximately $339,000.

“As anticipated, the acquisition of Photonic Products positively impacted the Company’s financial results,” said Marianne Molleur, the Company’s Chief Financial Officer. “While fourth quarter laser orders from our Canadian subsidiary were below plan, we have had a significant resurgence in laser orders over the last two months and anticipate sequential and comparative revenue growth in the first quarter 2007 across all product lines. We also expect to benefit this year from operational and strategic actions completed in 2006 that have sharpened the Company’s focus on core business units and improved overall operational efficiency,” added Ms. Molleur.

Outlook for 2007

For 2007, StockerYale expects annual revenue in the range of $30 to $34 million, gross margin in the range of 37% to 42% and positive EBITDA for the year. Mark W. Blodgett, Chairman and Chief Executive Officer, stated, “Strategically, 2006 was a transition year for StockerYale which included the divestiture of three non-core product lines, the opportunistic acquisition of a highly complementary laser business, and the acceleration of our product development efforts. All of these actions set the stage for accelerating revenues in 2007 and improved bottom line performance based on strengthened operating efficiencies. Our financial expectations for 2007 reflect the market acceptance of recent new product offerings, significant new OEM opportunities, and projections based on current backlog, which stands at a record $10.4 million as of February 8, 2007.

“Overall, we expect faster growth in our three core businesses this year – lasers, LEDs and specialty optical fiber,” Blodgett continued. “Meanwhile, we will continue to seek additional strategic acquisitions consistent with our complementary product line criteria. Our 2007 outlook does not include the effect of any potential strategic investments that may be completed in 2007.”

Conference Call and Webcast

StockerYale will host a conference call to discuss results on Thursday, February 15 at 5:00 p.m. ET. Chairman, President and Chief Executive Officer Mark Blodgett and Chief Financial Officer Marianne Molleur will discuss the quarterly and year-end results, as well as the Company’s outlook for 2007. Interested parties may participate in the conference call by dialing 800-946-0706 (international dial-in 719-457-2638). No passcode is required for the live call. A telephonic replay of today’s call will be available through March 1, 2007 by dialing 888-203-1112 (international dial-in 719-457-0820) and entering replay passcode 4070509. A live webcast of today’s conference call may be accessed by visiting the Investor Relations section of the StockerYale website at www.stockeryale.com.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user’s overall understanding of the Company’s current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company’s core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company’s GAAP results.

The company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to net loss for the fourth quarter of and year ended 2006 is as follows:

	Three Months Ended		Twelve Months Ended
	$ in thousands (Unaudited)
	December 31,
	2006	2005	2006	2005
Net Loss	(1,605)	(5,599)	(5,144)	(11,891)
(Income)/Loss from discontinued operations	(51)	949	(60)	1,012
Plus:
Interest expense (net)	287	472	886	1,163
Depreciation	475	645	1,864	2,035
Intangible asset amortization	212	80	451	318
Asset impairment	—	779	—	1,397
Stock-based compensation expense	102	32	388	68
Tax benefit	(23)	—	(23)	—
Debt acquisition expense & discount amortization	259	1,498	771	3,000

EBITDA Loss	(344)	(1,144)	(867)	(2,898)

:

Consolidated Statement of Operations

(Unaudited)

($ In thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net Sales	$5,892	$4,066	$19,420	$16,203
Cost of Sales	4,075	3,234	12,627	11,316

Gross Profit	1,817	832	6,793	4,887
Research & Development Expenses	724	817	2,778	2,976
Selling, General & Administrative Expenses	2,014	1,836	7,134	6,912
Amortization of Intangible Assets	212	80	451	318
Asset Impairment	—	779	—	1,397

Operating Income/(Loss)	(1,133)	(2,680)	(3,570)	(6,716)
Interest Income & Other (Income)/Expense	11	26	109	79
Debt acquisition expense & discount amortization	259	1,498	771	3,000
Interest Expense	276	446	777	1,084

Loss before taxes from Continuing Operations	(1,679)	(4,650)	(5,227)	(10,879)
Tax Benefit	23	—	23	0

Net Loss from Continuing Operations	(1,656)	(4,650)	(5,204)	(10,879)

Income/(Loss) from Discontinued Operations	51	(949)	60	(1,012)

Net Loss	($1,605)	($5,599)	($5,144)	($11,891)

Loss Per Share
Loss from Continuing Operations	($0.05)	($0.17)	($0.18)	($0.42)
Income/(Loss) from Discontinued Operations	($0.00)	($0.03)	($0.00)	($0.04)
Net Loss Per Share	($0.05)	($0.20)	($0.17)	($0.46)
Weighed Average Shares Outstanding	31,951,129	27,957,168	29,600,337	25,954,373

Consolidated Balance Sheet

(Unaudited)

	December 31,
	2006	2005
Assets
Total Current Assets	$9,857	$10,506
Property, Plant & Equipment, Net	11,255	11,900
Other Assets	13,215	4,382

	$34,327	$26,788
Liabilities & Stockholders Equity
Total Current Liabilities	$9,696	$8,864
Long Term Debt	7,696	3,610
Long Term Lease and Other Liabilities	4,741	3,162
Stockholders Equity	12,194	11,152

Total Liabilities & Stockholders Equity	$34,327	$26,788

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company’s web site at www.stockeryale.com

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale’s new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale’s ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management’s current expectations and are inherently uncertain. You should also refer to the discussion under “Factors Affecting Operating Results” in StockerYale’s annual report on Form 10-KSB and the Company’s quarterly reports on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

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Contact:

The Piacente Group

Brandi Piacente, 212-481-2050

brandi@thepiacentegroup.com